Exhibit 3.33

ARTICLES OF INCORPORATION

OF

PAULEY CONSTRUCTION INC.

The undersigned, acting as the incorporators of a corporation under Chapter I of Title 10, Arizona Revised Statutes, adopts the following Articles of Incorporation for such corporation.

FIRST: The name of the corporation is PAULEY CONSTRUCTION INC.

SECOND: The purposes for which the corporation is organized include the transaction of any or all lawful business for which corporations may be incorporated under the laws of the State of Arizona, as they may be amended from time to time. The character of business which the corporation initially intends actually to conduct in the State of Arizona is underground utility (communication and electric) construction.

THIRD: The aggregate number of shares which the corporation shall have authority to issue is One Million (1,000,000) of NO PAR value common stock.

FOURTH: The name and address of the initial statutory agent of the corporation is Mark C. Schmitt, SCHMITT, FISHER & HERROD, P.C., 4725 North 19th Avenue, Phoenix, Arizona 85015. The address of the initial known place of business of the corporation is 19531 North 69th Avenue, Glendale, Arizona 85308.

FIFTH: The number of directors constituting the initial board of directors of the corporation is two (2). The names and addresses of the persons who are to serve as the directors until the first annual meeting of shareholders, or until their successors be elected and qualified, are:

Name	Address
PERRY PAULEY	19531 North 69th Avenue
Glendale, AZ 85308

JO ANN PAULEY	19531 North 69th Avenue
Glendale, AZ 85308

SIXTH: No director of the Corporation shall be personally liable to the Corporation for Monetary damages for breach of fiduciary duty. The foregoing elimination of liability shall not apply for any of the following:

(a) Any breach of a director’s duty of loyalty to the corporation or its shareholders;

(b) Any act or omission which is not in good faith or which involves intentional misconduct or a knowing violation of law;

(c) Authorization of the unlawful payment of a dividend or other distribution on the corporation’s capital stock or the unlawful purchase of its capital stock; or

(d) Any transaction from which a director derived an improper personal benefit; or

(e) A violation of § 10-041 of Arizona Revised Statutes.

SEVENTH: The names and addresses of the incorporators are:

Name	Address
PERRY PAULEY	19531 North 69th Avenue
Glendale, AZ 85308

JO ANN PAULEY	19531 North 69th Avenue
Glendale, AZ 85308

DATED: April 18, 1991.

/s/ Perry Pauley
PERRY PAULEY

/s/ Jo Ann Pauley
JO ANN PAULEY
“Incorporators”

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